Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Wednesday, October 16, 2019

COMMERCE BANCSHARES, INC. REPORTS THIRD
QUARTER EARNINGS PER SHARE OF $.98

Commerce Bancshares, Inc. announced earnings of $.98 per common share for the three months ended September 30, 2019, compared to $.98 per share in the same quarter last year and $.96 per share in the prior quarter. Net income attributable to Commerce Bancshares, Inc. for the third quarter of 2019 amounted to $109.2 million, compared to $112.6 million in the third quarter of 2018 and $108.0 million in the prior quarter. For the quarter, the return on average assets was 1.72%, the return on average common equity was 14.2% and the efficiency ratio was 56.7%.

For the nine months ended September 30, 2019, earnings per common share totaled $2.79 compared to $2.82 for the first nine months of 2018. Net income attributable to Commerce Bancshares, Inc. amounted to $314.4 million for the nine months ended September 30, 2019 compared to $323.9 million in the comparable period last year. Year to date, the return on average assets was 1.68%, and the return on average common equity was 14.1%.

In announcing these results, John Kemper, Chief Executive Officer, said, “We are pleased to announce another quarter of strong operating results, driven by growth in our diversified, fee-based businesses. Fee income totaled $132.7 million this quarter and represented 39% of our total revenue. Compared to the same period last year, fee income grew 7.3%, driven mainly by increases in bank card, trust, and loan fees and sales. Average loan growth was stronger this quarter compared to the previous quarter mainly due to demand for business loans, primarily commercial and industrial loans. Also, we continued to see strong demand for residential mortgage loans this quarter, which resulted in higher average loan balances and higher fee income. Net interest income contracted in the third quarter of 2019 mostly due to lower inflation income from our inflation-protected securities and less interest on floating rate commercial loans that are indexed to LIBOR. Adjusted for inflation income, the net yield on interest earning assets decreased ten basis points. While the recent drop in interest rates has started to impact net interest income, the strength of our fee-based businesses, disciplined approach to credit, and focus on expense management are mitigating some of the adverse effects of the declining interest rate environment.”

Mr. Kemper continued, “This quarter net loan charge-offs totaled $11.5 million, compared to $11.3 million in the prior quarter and $9.8 million in the third quarter of 2018, as the overall credit environment remained favorable. The ratio of annualized net loan charge-offs to average loans was .32% in both the current and previous quarters and .28% in the third quarter of last year. Net loan charge-offs on commercial loans totaled $291 thousand this quarter and remained exceptionally low, while net loan charge-offs on personal banking loans increased slightly to $11.2 million. During

Exhibit 99.1

the current quarter, the provision for loan losses totaled $11.0 million, or $500 thousand lower than net loan charge-offs. The allowance for loan losses amounted to $160.7 million at September 30, 2019, or 1.11% of period end loans. Non-performing assets totaled $12.2 million this quarter and remained at very low levels.”

Total assets at September 30, 2019 were $25.9 billion, total loans were $14.5 billion, and total deposits were $20.3 billion. During the quarter, the Company paid a common cash dividend of $.26 per share, representing a 16.1% increase over the rate paid in 2018, and paid a 6% cash dividend on its preferred stock. The Company purchased 2,576,012 of its common shares this quarter.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services, including payment solutions, investment management and securities brokerage. Commerce Bank, a subsidiary of Commerce Bancshares, Inc., leverages more than 150 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. It also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release, including management's discussion of third quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Matthew Burkemper, Investor Relations
at 8000 Forsyth, Mailstop: CBIR-1
Clayton, MO 63105
or by telephone at (314) 746-7485
Web Site: http://www.commercebank.com
Email: matthew.burkemper@commercebank.com

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
(Unaudited) (Dollars in thousands, except per share data)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
FINANCIAL SUMMARY
Net interest income	$203,512	$211,634	$207,754	$618,634	$611,605
Non-interest income	132,743	127,259	123,714	381,242	368,254
Total revenue	336,255	338,893	331,468	999,876	979,859
Investment securities gains (losses), net	4,909	(110)	4,306	3,874	6,641
Provision for loan losses	10,963	11,806	9,999	35,232	30,438
Non-interest expense	191,020	189,779	185,059	572,224	549,196
Income before taxes	139,181	137,198	140,716	396,294	406,866
Income taxes	29,101	28,899	26,647	80,860	79,412
Non-controlling interest expense	838	328	1,493	1,083	3,564
Net income attributable to Commerce Bancshares, Inc.	109,242	107,971	112,576	314,351	323,890
Preferred stock dividends	2,250	2,250	2,250	6,750	6,750
Net income available to common shareholders	$106,992	$105,721	$110,326	$307,601	$317,140
Earnings per common share:
Net income — basic	$.98	$.96	$.99	$2.79	$2.83
Net income — diluted	$.98	$.96	$.98	$2.79	$2.82
Effective tax rate	21.04%	21.11%	19.14%	20.46%	19.69%
Tax equivalent net interest income	$206,958	$215,203	$211,368	$629,265	$623,781
Average total interest earning assets (1)	$23,947,084	$23,939,495	$23,826,980	$23,920,745	$23,735,128
Diluted wtd. average shares outstanding	107,856,257	109,752,238	111,260,224	109,294,206	111,285,069

RATIOS
Average loans to deposits (2)	72.48%	70.97%	69.28%	71.47%	69.07%
Return on total average assets	1.72	1.73	1.81	1.68	1.76
Return on average common equity (3)	14.21	14.46	16.43	14.11	16.27
Non-interest income to total revenue	39.48	37.55	37.32	38.13	37.58
Efficiency ratio (4)	56.66	55.88	55.73	57.08	55.95
Net yield on interest earning assets	3.43	3.61	3.52	3.52	3.51

EQUITY SUMMARY
Cash dividends per common share	$.260	$.260	$.224	$.780	$.671
Cash dividends on common stock	$27,993	$28,682	$25,059	$85,533	$75,261
Cash dividends on preferred stock	$2,250	$2,250	$2,250	$6,750	$6,750
Book value per common share (5)	$27.58	$27.53	$23.84
Market value per common share (5)	$60.65	$59.66	$62.88
High market value per common share	$61.84	$61.96	$69.10
Low market value per common share	$54.65	$56.63	$61.26
Common shares outstanding (5)	107,364,746	109,927,645	111,691,094
Tangible common equity to tangible assets (6)	10.95%	11.25%	10.10%
Tier I leverage ratio	11.32%	11.75%	11.38%

OTHER QTD INFORMATION
Number of bank/ATM locations	316	319	322
Full-time equivalent employees	4,873	4,857	4,797

(1)	Excludes allowance for loan losses and unrealized gains/(losses) on available for sale debt securities.

(2)	Includes loans held for sale.

(3)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)	As of period end.

(6)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2018.

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended					For the Nine Months Ended
(Unaudited) (In thousands, except per share data)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	September 30, 2019	September 30, 2018
Interest income	$231,743	$238,412	$227,865	$232,832	$224,751	$698,020	$656,369
Interest expense	28,231	26,778	24,377	20,612	16,997	79,386	44,764
Net interest income	203,512	211,634	203,488	212,220	207,754	618,634	611,605
Provision for loan losses	10,963	11,806	12,463	12,256	9,999	35,232	30,438
Net interest income after provision for loan losses	192,549	199,828	191,025	199,964	197,755	583,402	581,167
NON-INTEREST INCOME
Bank card transaction fees	44,510	42,646	39,644	44,481	42,427	126,800	127,095
Trust fees	39,592	38,375	37,256	37,466	37,400	115,223	110,498
Deposit account charges and other fees	24,032	23,959	23,018	23,887	23,755	71,009	70,630
Capital market fees	1,787	1,944	1,879	1,843	1,595	5,610	5,878
Consumer brokerage services	4,030	3,888	3,747	4,184	3,884	11,665	11,623
Loan fees and sales	4,755	4,238	3,309	3,053	3,579	12,302	9,670
Other	14,037	12,209	12,387	18,173	11,074	38,633	32,860
Total non-interest income	132,743	127,259	121,240	133,087	123,714	381,242	368,254
INVESTMENT SECURITIES GAINS (LOSSES), NET	4,909	(110)	(925)	(7,129)	4,306	3,874	6,641
NON-INTEREST EXPENSE
Salaries and employee benefits	123,836	120,062	122,128	120,517	116,194	366,026	347,677
Net occupancy	12,293	11,145	11,501	11,711	11,631	34,939	34,333
Equipment	4,941	4,790	4,471	4,508	4,592	14,202	13,617
Supplies and communication	5,106	5,275	5,162	5,095	5,103	15,543	15,542
Data processing and software	23,457	23,248	22,260	22,216	22,056	68,965	63,762
Marketing	6,048	6,015	5,900	5,602	4,999	17,963	14,946
Deposit insurance	1,621	1,693	1,710	1,796	3,167	5,024	9,750
Community service	564	641	803	480	580	2,008	1,965
Other	13,154	16,910	17,490	16,700	16,737	47,554	47,604
Total non-interest expense	191,020	189,779	191,425	188,625	185,059	572,224	549,196
Income before income taxes	139,181	137,198	119,915	137,297	140,716	396,294	406,866
Less income taxes	29,101	28,899	22,860	26,537	26,647	80,860	79,412
Net income	110,080	108,299	97,055	110,760	114,069	315,434	327,454
Less non-controlling interest expense (income)	838	328	(83)	1,108	1,493	1,083	3,564
Net income attributable to Commerce Bancshares, Inc.	109,242	107,971	97,138	109,652	112,576	314,351	323,890
Less preferred stock dividends	2,250	2,250	2,250	2,250	2,250	6,750	6,750
Net income available to common shareholders	$106,992	$105,721	$94,888	$107,402	$110,326	$307,601	$317,140
Net income per common share — basic	$.98	$.96	$.85	$.96	$.99	$2.79	$2.83
Net income per common share — diluted	$.98	$.96	$.85	$.96	$.98	$2.79	$2.82

OTHER INFORMATION
Return on total average assets	1.72%	1.73%	1.58%	1.75%	1.81%	1.68%	1.76%
Return on average common equity (1)	14.21	14.46	13.64	15.85	16.43	14.11	16.27
Efficiency ratio (2)	56.66	55.88	58.76	54.53	55.73	57.08	55.95
Effective tax rate	21.04	21.11	19.05	19.49	19.14	20.46	19.69
Net yield on interest earning assets	3.43	3.61	3.52	3.58	3.52	3.52	3.51
Tax equivalent net interest income	$206,958	$215,203	$207,104	$216,281	$211,368	$629,265	$623,781

(1)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(2)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	September 30, 2019	June 30, 2019	September 30, 2018
ASSETS
Loans
Business	$5,393,268	$5,257,682	$4,966,722
Real estate — construction and land	932,737	909,784	999,691
Real estate — business	2,833,146	2,867,831	2,726,042
Real estate — personal	2,226,663	2,160,515	2,120,672
Consumer	1,953,690	1,927,623	1,967,465
Revolving home equity	349,111	357,406	375,322
Consumer credit card	766,743	776,333	788,111
Overdrafts	7,236	3,074	11,534
Total loans	14,462,594	14,260,248	13,955,559
Allowance for loan losses	(160,682)	(161,182)	(159,732)
Net loans	14,301,912	14,099,066	13,795,827
Loans held for sale	20,064	20,067	16,890
Investment securities:
Available for sale debt securities	8,660,419	8,682,303	8,674,986
Trading debt securities	35,918	36,508	19,676
Equity securities	4,186	4,744	4,467
Other securities	147,211	130,038	127,120
Total investment securities	8,847,734	8,853,593	8,826,249
Federal funds sold and short-term securities purchased under agreements to resell	2,850	—	14,375
Long-term securities purchased under agreements to resell	850,000	700,000	700,000
Interest earning deposits with banks	344,129	492,318	334,752
Cash and due from banks	512,254	456,192	443,004
Premises and equipment — net	365,949	363,554	331,869
Goodwill	138,921	138,921	138,921
Other intangible assets — net	9,139	8,763	8,470
Other assets	483,527	639,700	452,035
Total assets	$25,876,479	$25,772,174	$25,062,392
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,816,527	$6,274,838	$6,728,605
Savings, interest checking and money market	11,424,404	11,452,849	11,733,057
Certificates of deposit of less than $100,000	627,630	613,505	585,765
Certificates of deposit of $100,000 and over	1,441,590	1,488,416	1,086,193
Total deposits	20,310,151	19,829,608	20,133,620
Federal funds purchased and securities sold under agreements to repurchase	1,641,274	2,394,294	1,862,117
Other borrowings	257,383	4,510	1,534
Other liabilities	561,657	372,399	257,311
Total liabilities	22,770,465	22,600,811	22,254,582
Stockholders’ equity:
Preferred stock	144,784	144,784	144,784
Common stock	559,432	559,432	535,407
Capital surplus	2,042,643	2,077,491	1,804,031
Retained earnings	463,231	384,232	493,641
Treasury stock	(251,663)	(106,106)	(33,174)
Accumulated other comprehensive income (loss)	144,173	108,898	(141,596)
Total stockholders’ equity	3,102,600	3,168,731	2,803,093
Non-controlling interest	3,414	2,632	4,717
Total equity	3,106,014	3,171,363	2,807,810
Total liabilities and equity	$25,876,479	$25,772,174	$25,062,392

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
ASSETS:
Loans:
Business	$5,263,312	$5,142,794	$5,084,920	$5,028,635	$4,926,063
Real estate — construction and land	920,206	908,777	907,062	953,166	992,045
Real estate — business	2,883,379	2,868,503	2,864,177	2,757,595	2,732,968
Real estate — personal	2,175,156	2,135,048	2,119,365	2,122,357	2,110,945
Consumer	1,924,434	1,907,979	1,929,202	1,962,401	1,984,643
Revolving home equity	354,040	361,673	370,962	374,216	373,819
Consumer credit card	763,377	766,080	781,167	788,353	774,512
Overdrafts	9,240	4,889	4,205	5,277	4,704
Total loans	14,293,144	14,095,743	14,061,060	13,992,000	13,899,699
Allowance for loan losses	(160,387)	(161,403)	(159,275)	(158,880)	(158,840)
Net loans	14,132,757	13,934,340	13,901,785	13,833,120	13,740,859
Loans held for sale	19,882	20,731	18,350	18,475	18,201
Investment securities:
U.S. government and federal agency obligations	825,544	843,974	909,466	923,545	923,557
Government-sponsored enterprise obligations	181,929	199,506	199,480	214,913	261,938
State and municipal obligations	1,172,259	1,222,008	1,283,349	1,361,079	1,375,768
Mortgage-backed securities	4,712,508	4,614,703	4,360,428	4,379,805	4,434,119
Asset-backed securities	1,297,685	1,412,452	1,525,623	1,518,706	1,427,041
Other debt securities	334,218	331,459	335,612	339,841	339,952
Unrealized gain (loss) on debt securities	152,706	42,009	(48,925)	(166,181)	(119,319)
Total available for sale debt securities	8,676,849	8,666,111	8,565,033	8,571,708	8,643,056
Trading debt securities	29,622	30,169	25,411	26,322	24,490
Equity securities	4,705	4,717	4,568	4,432	4,466
Other securities	134,896	130,433	130,057	127,634	120,206
Total investment securities	8,846,072	8,831,430	8,725,069	8,730,096	8,792,218
Federal funds sold and short-term securities purchased under agreements to resell	1,080	1,601	4,797	14,415	13,042
Long-term securities purchased under agreements to resell	713,030	700,000	700,000	699,999	685,869
Interest earning deposits with banks	226,582	331,999	316,660	352,942	298,632
Other assets	1,292,191	1,251,555	1,197,261	1,158,816	1,147,250
Total assets	$25,231,594	$25,071,656	$24,863,922	$24,807,863	$24,696,071

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$6,290,036	$6,335,620	$6,324,738	$6,666,715	$6,677,665
Savings	924,581	929,974	896,378	870,844	877,347
Interest checking and money market	10,409,111	10,642,648	10,762,550	10,840,048	10,839,310
Certificates of deposit of less than $100,000	620,138	605,440	590,200	584,828	593,936
Certificates of deposit of $100,000 and over	1,503,805	1,378,402	1,267,517	1,090,546	1,100,299
Total deposits	19,747,671	19,892,084	19,841,383	20,052,981	20,088,557
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,884,939	1,793,526	1,771,534	1,655,997	1,499,837
Other borrowings	77,248	1,318	1,248	1,335	1,833
Total borrowings	1,962,187	1,794,844	1,772,782	1,657,332	1,501,670
Other liabilities	390,560	307,433	284,018	264,449	296,884
Total liabilities	22,100,418	21,994,361	21,898,183	21,974,762	21,887,111
Equity	3,131,176	3,077,295	2,965,739	2,833,101	2,808,960
Total liabilities and equity	$25,231,594	$25,071,656	$24,863,922	$24,807,863	$24,696,071

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
ASSETS:
Loans:
Business (1)	3.85%	4.02%	4.07%	3.93%	3.80%
Real estate — construction and land	5.46	5.63	5.73	5.47	5.21
Real estate — business	4.42	4.60	4.61	4.53	4.35
Real estate — personal	3.91	3.97	4.00	3.87	3.83
Consumer	4.88	4.77	4.73	4.62	4.46
Revolving home equity	5.17	5.20	5.17	4.98	4.72
Consumer credit card	12.42	12.33	12.18	11.91	11.99
Overdrafts	—	—	—	—	—
Total loans	4.71	4.82	4.85	4.72	4.59
Loans held for sale	6.15	6.98	7.38	6.59	6.87
Investment securities:
U.S. government and federal agency obligations	2.36	4.66	.78	1.90	2.23
Government-sponsored enterprise obligations	2.69	2.32	2.35	2.24	2.10
State and municipal obligations (1)	3.14	3.18	3.19	3.06	2.98
Mortgage-backed securities	2.61	2.70	2.76	2.75	2.65
Asset-backed securities	2.80	2.79	2.70	2.55	2.42
Other debt securities	2.63	2.68	2.69	2.60	2.59
Total available for sale debt securities	2.69	2.97	2.59	2.65	2.60
Trading debt securities (1)	2.91	3.14	3.24	3.21	3.13
Equity securities (1)	35.67	35.97	37.55	39.92	32.69
Other securities (1)	6.19	6.69	5.73	15.51	13.00
Total investment securities	2.76	3.04	2.66	2.86	2.76
Federal funds sold and short-term securities purchased under agreements to resell	2.57	2.76	2.79	2.56	2.10
Long-term securities purchased under agreements to resell	2.01	2.11	2.18	2.31	2.26
Interest earning deposits with banks	2.17	2.40	2.42	2.28	1.96
Total interest earning assets	3.90	4.05	3.93	3.92	3.80

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.11	.11	.11	.11	.11
Interest checking and money market	.38	.38	.35	.30	.26
Certificates of deposit of less than $100,000	1.11	1.01	.87	.70	.56
Certificates of deposit of $100,000 and over	1.99	2.02	1.92	1.61	1.41
Total interest bearing deposits	.58	.55	.51	.41	.35
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1.74	1.80	1.72	1.60	1.33
Other borrowings	2.33	1.52	1.62	2.67	2.60
Total borrowings	1.76	1.80	1.72	1.60	1.33
Total interest bearing liabilities	.73%	.70%	.65%	.54%	.45%

Net yield on interest earning assets	3.43%	3.61%	3.52%	3.58%	3.52%
(1) Stated on a tax equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Nine Months Ended
(Unaudited) (In thousands, except per share data)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	September 30, 2019	September 30, 2018
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$161,182	$160,682	$159,932	$159,732	$159,532	$159,932	$159,532
Provision for losses	10,963	11,806	12,463	12,256	9,999	35,232	30,438
Net charge-offs (recoveries):
Commercial portfolio:
Business	335	284	447	1,748	332	1,066	354
Real estate — construction and land	—	(101)	(16)	(183)	(119)	(117)	(452)
Real estate — business	(44)	(14)	(37)	(91)	(42)	(95)	(287)
	291	169	394	1,474	171	854	(385)
Personal banking portfolio:
Consumer credit card	8,568	9,066	8,958	7,421	7,340	26,592	23,157
Consumer	2,069	1,723	1,924	2,805	2,091	5,716	6,481
Overdraft	446	253	317	500	351	1,016	1,121
Real estate — personal	(30)	(21)	101	(144)	(153)	50	(191)
Revolving home equity	119	116	19	—	(1)	254	55
	11,172	11,137	11,319	10,582	9,628	33,628	30,623
Total net loan charge-offs	11,463	11,306	11,713	12,056	9,799	34,482	30,238
Balance at end of period	$160,682	$161,182	$160,682	$159,932	$159,732	$160,682	$159,732

NET CHARGE-OFF RATIOS*
Commercial portfolio:
Business	.03%	.02%	.04%	.14%	.03%	.03%	.01%
Real estate — construction and land	—	(.04)	(.01)	(.08)	(.05)	(.02)	(.06)
Real estate — business	(.01)	—	(.01)	(.01)	(.01)	—	(.01)
	.01	.01	.02	.07	.01	.01	(.01)
Personal banking portfolio:
Consumer credit card	4.45	4.75	4.65	3.73	3.76	4.62	4.06
Consumer	.43	.36	.40	.57	.42	.40	.43
Overdraft	19.15	20.76	30.57	37.59	29.60	22.16	32.51
Real estate — personal	(.01)	—	.02	(.03)	(.03)	—	(.01)
Revolving home equity	.13	.13	.02	—	—	.09	.02
	.85	.86	.88	.80	.73	.86	.78
Total	.32%	.32%	.34%	.34%	.28%	.33%	.29%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.08%	.08%	.09%	.10%	.07%
Non-performing assets to total assets	.05	.05	.05	.05	.04
Allowance for loan losses to total loans	1.11	1.13	1.14	1.13	1.14

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$7,753	$8,428	$8,569	$8,985	$5,131
Real estate — construction and land	3	3	4	4	4
Real estate — business	2,359	950	1,746	1,715	1,467
Real estate — personal	1,618	1,752	1,848	1,832	1,767
Total	11,733	11,133	12,167	12,536	8,369
Foreclosed real estate	502	897	737	1,413	1,181
Total non-performing assets	$12,235	$12,030	$12,904	$13,949	$9,550
Loans past due 90 days and still accruing interest	$16,308	$16,532	$16,655	$16,658	$13,991
*as a percentage of average loans (excluding loans held for sale)

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2019

For the quarter ended September 30, 2019, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $109.2 million, compared to $108.0 million in the previous quarter and $112.6 million in the same quarter last year. The increase in net income over the previous quarter was primarily the result of higher non-interest income and gains on investment securities, partly offset by lower net interest income. Non-interest income increased $5.5 million and securities gains increased $5.0 million over the previous quarter. Excluding inflation income on inflation protected securities (TIPs), the net interest margin declined ten basis points to 3.40%, mainly due to lower rates on interest earning assets. Average loans increased $196.6 million over the previous quarter, while average deposits decreased $144.4 million. For the quarter, the return on average assets was 1.72%, the return on average common equity was 14.2%, and the efficiency ratio was 56.7%.

Balance Sheet Review
During the 3rd quarter of 2019, average loans totaled $14.3 billion, or an increase of $196.6 million over the prior quarter, and grew $395.1 million, or 2.8%, over the same quarter last year. Period-end loans grew $202.3 million over the prior quarter and $510.2 million over September 30, 2018. Compared to the previous quarter, average business loans grew $120.5 million, and average personal real estate loans grew $40.1 million. Average consumer, business real estate, and construction loans also grew this quarter (growth of $16.5 million, $14.9 million, and $11.4 million, respectively). This growth was partly offset by declines in average revolving home equity and consumer credit card lending activities. Growth in business loans was the result of increased commercial and industrial lending activities. Personal real estate loans grew on higher loan originations during the 3rd quarter of 2019 compared to the previous quarter. Growth in average consumer loans was driven by higher demand for auto, health services financing, and other consumer lending, but was partially offset by lower marine/RV, fixed home equity and other vehicle and equipment lending. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $71.5 million, compared to $60.4 million in the prior quarter.

Total average available for sale debt securities increased $10.7 million over the previous quarter to $8.7 billion, at fair value. The increase in investment securities was mainly the result of growth in average mortgage-backed securities, partially offset by declines in average asset-backed, state and municipal securities, U.S. government and federal agency obligations, and government-sponsored enterprise obligations. Additionally, the average balance of unrealized gains on available for sale debt securities increased $110.7 million during the current quarter. Purchases of securities during the quarter totaled $354.8 million, and sales, maturities and pay downs were $396.7 million. At September 30, 2019, the duration of the investment portfolio was 2.6 years, and maturities and pay downs of approximately $1.3 billion are expected to occur during the next 12 months.

Total average deposits decreased $144.4 million this quarter compared to the previous quarter. The decrease in average deposits resulted from declines in interest checking and money market deposits ($233.5 million) and trust demand deposits ($102.0 million). These decreases were partially offset by increases in certificates of deposit ($140.1 million) and other demand deposits ($56.4 million), respectively. Compared to the previous quarter, total average consumer and wealth deposits (including private banking) declined $106.3 million and $154.8 million, respectively, while average commercial deposits increased $96.0 million this quarter. The average loans to deposits ratio was 72.5% in the current quarter and 71.0% in the prior quarter. The Company’s average borrowings, which includes customer repurchase agreements, were $2.0 billion in the 3rd quarter of 2019 and $1.8 billion in the prior quarter.

Net Interest Income
Net interest income in the 3rd quarter of 2019 amounted to $203.5 million compared to $211.6 million in the previous quarter, a decrease of $8.1 million. On a tax equivalent basis, net interest income for the current quarter decreased $8.2 million from the previous quarter to $207.0 million. The decline in net interest income was mainly due to a $4.8 million decrease this quarter in inflation income on TIPs. Excluding changes in TIPs, net interest income decreased $3.5 million, while the adjusted net yield on earning assets (tax equivalent) decreased to 3.40%, compared to 3.50% in the prior quarter.

Compared to the previous quarter, interest income on loans (tax equivalent) increased $216 thousand, mostly as a result of higher loan balances and yields on consumer loans, combined with higher yields on consumer credit card loans. Growth in average commercial loan balances also contributed to increases in net interest income, but the increase was offset by lower yields on those loans. The average tax-equivalent yield on the loan portfolio declined 11 basis points this quarter to 4.71%, compared to 4.82% in the previous quarter, as yields on commercial loans contracted, more than offsetting yield growth on consumer and consumer credit card loans.

Interest income on investment securities (tax equivalent) decreased $6.1 million from the previous quarter, mainly due to the lower inflation income on TIPs, as noted above. The yield on total investment securities was 2.76% in the current quarter, down from 3.04% in the previous quarter.

Interest costs on deposits totaled 58 basis points in the 3rd quarter of 2019, compared to 55 basis points in the prior quarter. Interest expense on deposits increased $789 thousand this quarter compared to the previous quarter mainly due to higher balances of certificates of deposit (CD), mainly in jumbo CD balances. Borrowing costs increased $664 thousand this quarter due to higher balances of federal funds purchased and higher balances and rates on Federal Home Loan Bank borrowings. The overall rate paid on interest bearing liabilities was .73% in the current quarter, compared to .70% in the prior quarter.

Non-Interest Income
In the 3rd quarter of 2019, total non-interest income amounted to $132.7 million, an increase of $9.0 million, or 7.3%, compared to the same period last year and increased $5.5 million, or 4.3%, compared to the prior quarter. The increase in non-interest income over the same period last year was mainly due to growth in net bank card, trust, loan fees and sales, and swap fees, coupled with gains on sales of assets.

Total net bank card fees in the current quarter increased $2.1 million, or 4.9%, over the same period last year, and increased $1.9 million, or 4.4%, compared to the prior quarter. Net corporate card fees increased $1.1 million, or 4.6%, over the same quarter last year mainly due to lower rewards expense. Net debit card fees

COMMERCE BANCSHARES, INC.                                Exhibit 99.1
Management Discussion of Third Quarter Results
September 30, 2019

increased $573 thousand, or 5.8%, due to higher interchange income. Net merchant income declined $684 thousand, or 13.2%, mainly due to higher network expense, while net credit card fees increased $1.1 million, or 41.2% on lower rewards expense and higher interchange revenue. Total net bank card fees this quarter were comprised of fees on corporate card ($25.9 million), debit card ($10.5 million), merchant ($4.5 million) and credit card ($3.6 million) transactions.

In the current quarter, trust fees increased $2.2 million, or 5.9%, over the same period last year, resulting from continued growth in private client fee income. Compared to the same period last year, deposit account fees increased $277 thousand, or 1.2%, due to growth in corporate cash management fees, partially offset by lower overdraft and deposit account fees.

During the 3rd quarter of 2019, loan fees and sales increased $1.2 million, or 32.9%, over amounts recorded in the same quarter last year, mainly due to higher mortgage banking revenue. In addition, other non-interest income included growth of $871 thousand in swap fees and $954 thousand in gains on the sales of leased assets to customers upon lease termination. Non-interest income comprised 39.5% of the Company’s total revenue this quarter.

Investment Securities Gains and Losses
The Company recorded net securities gains of $4.9 million in the current quarter, compared to losses of $110 thousand in the prior quarter and gains of $4.3 million in the 3rd quarter of 2018. Net securities gains in the current quarter resulted mainly from proceeds received on an equity investment and unrealized fair value gains in the Company’s private equity investment portfolio.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $191.0 million, compared to $185.1 million in the same period last year and $189.8 million in the prior quarter. The increase in non-interest expense compared to the same period last year was mainly due to higher salaries and employee benefits, data processing and software and marketing expense, partly offset by lower deposit insurance expense and other non-interest expense.

Compared to the 3rd quarter of last year, salaries and employee benefits expense increased $7.6 million, or 6.6%, driven mainly by growth in full-time salary costs and higher medical expense, partly offset by lower incentive compensation expense. Full-time equivalent employees totaled 4,873 and 4,797 at September 30, 2019 and 2018, respectively.

For the current quarter compared to the same quarter of last year, marketing costs increased $1.0 million mainly due to increased marketing efforts for consumer deposit customers and healthcare banking initiatives. Data processing and software expense increased $1.4 million due to higher costs for service providers and higher bank card processing expense. Occupancy expense also increased $662 thousand, while deposit insurance expense declined $1.5 million on reduced FDIC insurance rates. Other non-interest expense decreased from the 3rd quarter of 2018 partly due to lower professional fees and travel and entertainment expenses.

Income Taxes
The effective tax rate for the Company was 21.0% in the current quarter, 21.1% in the previous quarter, and 19.1% in the 3rd quarter of 2018.

Credit Quality
Net loan charge-offs in the 3rd quarter of 2019 amounted to $11.5 million, compared to $11.3 million in the prior quarter and $9.8 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .32% in both the current and previous quarters and .28% in the 3rd quarter of last year. Compared to prior quarter, net loan charge-offs on commercial loans increased $122 thousand to $291 thousand, while net loan charge-offs on personal banking loans increased $35 thousand to $11.2 million.

In the 3rd quarter of 2019, annualized net loan charge-offs on average consumer credit card loans were 4.45%, compared to 4.75% in the previous quarter, and 3.76% in the same quarter last year. Consumer loan net charge-offs were .43% of average consumer loans in the current quarter, .36% in the prior quarter and .42% in the same quarter last year. This quarter, the provision for loan losses totaled $11.0 million, or $500 thousand lower than net loan charge-offs. At September 30, 2019, the allowance totaled $160.7 million, or 1.11% of total loans.

At September 30, 2019, total non-performing assets amounted to $12.2 million, an increase of $205 thousand over the previous quarter. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($11.7 million and $502 thousand, respectively). At September 30, 2019, the balance of non-accrual loans, which represented .08% of loans outstanding, included business loans of $7.8 million, business real estate loans of $2.4 million, and personal real estate loans of $1.6 million. Loans more than 90 days past due and still accruing interest totaled $16.3 million at September 30, 2019.

Other
During the 3rd quarter of 2019, the Company paid a cash dividend of $.26 per common share, representing a 16.1% increase over the same period last year. The Company also paid an annualized 6% cash dividend on its preferred stock. On August 7, 2019, the Company entered into an accelerated share repurchase agreement (ASR) program. Under the terms of the ASR agreement, the Company paid $150.0 million in cash and received 1,994,327 shares of its common stock in treasury, representing a substantial majority of the shares expected to be delivered in the overall ASR program. The ASR is expected to be completed by the end of 2019, at which time any additional shares will be delivered to the Company. The total number of shares that the Company will receive and the total consideration per share paid ultimately will be determined based on the volume-weighted daily average price of its common stock during the repurchase program. The Company also purchased an additional 581,685 shares of treasury stock during the current quarter at an average price of $58.26.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.